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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 3, 2001

                           Prometheus Income Partners,
                        a California Limited Partnership
             (Exact name of registrant as specified in its charter)


          California                   000-16950              77-0082138
(State or other jurisdiction of       (Commission            (IRS Employer
 incorporation or organization)       File Number)        Identification No.)


350 Bridge Parkway, Redwood, California                       94065-1517
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:      (650) 596-5300


                                 Not Applicable
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          (Former name or former address, if changed since last report)



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Item 5.   Other Events.

On October 3, 2001, Prometheus Income Partners (the "Company") reached a settlement with the remaining defendants in its litigation commenced in September 1996 relating to the Company's Alderwood apartment property against the siding manufacturer, the general contractor, the subcontractors and the architect regarding problems stemming from the hardboard siding and other construction defects. Under the terms of this settlement, the remaining defendants have agreed to pay an aggregate of $6.2 million to the Company for the full and final settlement of the claims against them. Of this amount, the Company will receive a net amount of approximately $4.5 million, after payment of attorneys' fees, costs and a litigation management fee of 3% of the gross settlement to an affiliate of the Company's general partner.



With this settlement, all of the hardboard siding and construction defects litigation has been settled. In total, from all Alderwood and Timberleaf settlements, defendants have agreed to pay the Company an aggregate of $14.6 million. Of this amount, the Company will receive a net amount of approximately $10.8 million.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     PROMETHEUS INCOME PARTNERS,
                                     a California Limited Partnership


                                     By:      PROMETHEUS DEVELOPMENT CO.,INC.,
                                              a California corporation,
                                              Its General Partner

Date: October 11, 2001               By: /s/  John J. Murphy__________________
                                              John J. Murphy, Vice President